                                                                    EXHIBIT 99.1


                 NOTICE OF OPTIONAL EXCHANGE TO ALL REGISTERED
                  HOLDERS OF REDEEMABLE COMMON STOCK PURCHASE
                    WARRANTS OF EPOCH PHARMACEUTICALS, INC.
                                 MARCH __, 1997


         Notice is hereby given that EPOCH PHARMACEUTICALS, INC. (the "Company") (formerly "MicroProbe Corporation") hereby offers to exchange for every two Redeemable Common Stock Purchase Warrants (the "Public Warrants") (CUSIP No. 294273-11-5) one new warrant to purchase one share of the Company's common stock, par value $.01 per share (the "Common Stock"), until June 20, 2001, at an exercise price of $2.50 per share of Common Stock (the "Exchange Warrants"). The Company's offer to exchange the Exchange Warrants for the Public Warrants constitutes an issuer tender offer. Accordingly, this notice also serves as notice to the holders of the Company's Public Warrants that the Company has commenced a tender offer for all of its outstanding Public Warrants.

      Enclosed is a Prospectus relating to the Common Stock into which the Public Warrants are exercisable. On December 10, 1996, the Registration Statement registering the securities issuable upon exercise of the Public Warrants was declared effective by the United States Securities and Exchange Commission.

      For the 60 day period following the date hereof, ending on May __, 1997 (the "Election Period"), holders of Public Warrants may elect to receive one Exchange Warrant for every two Public Warrants. In the event an odd number of Public Warrants are surrendered for exchange by the holders thereof, cash in an amount equal to the fair market value of one Public Warrant will be issued in lieu of a fractional Exchange Warrant. IF YOU WISH TO HAVE YOUR PUBLIC WARRANTS EXCHANGED, IN WHOLE OR IN PART, YOU MUST COMPLETE THE ENCLOSED LETTER OF TRANSMITTAL AND FORWARD IT TO THE COMPANY'S TRANSFER AGENT, AMERICAN STOCK TRANSFER & TRUST COMPANY, IN ACCORDANCE WITH THE INSTRUCTIONS ON THE LETTER OF TRANSMITTAL. ANY REQUEST FOR EXCHANGE MUST BE RECEIVED BY THE TRANSFER AGENT ON OR BEFORE MAY __, 1997. Holders who elect to have Public Warrants exchanged during the Election Period may withdraw their election at any time during the Election Period by giving written notice by mail to the Company at the address set forth herein.

      This exchange offer will be applicable only to holders of Public Warrants who reside in states where there is an available registration exemption. This offer is void where prohibited.

      The Company has not retained any person to make solicitations or recommendations in connection with the optional exchange of the Public Warrants by the holders thereof.

INFORMATION ABOUT THE PUBLIC WARRANTS AND EXCHANGE WARRANTS

      The Public Warrants were issued by the Company in its initial public offering on September 29, 1993. As of March 3, 1997, there were 2,875,000
Public Warrants outstanding held by 22 record holders. Each Public Warrant entitles the holder to purchase one share of the Company's Common Stock until September 29, 1998, at an exercise price equal to $6.50 per share of Common Stock, subject to certain adjustments. The Public Warrants are redeemable, in whole but not in part, for $.05 per Public Warrant, at the option of the Company, upon 30 days' written notice at any time after the current market price of the Company's Common Stock has been at least 140% of the then effective exercise price of the Public Warrants for 30 consecutive business days ending within 15 days of the date of the notice of redemption. Each Exchange Warrant entitles the holder to purchase one share of the Company's Common Stock until June 20, 2001, at an exercise price of $2.50 per share of Common Stock, subject to certain adjustments. The Exchange Warrants are redeemable for $.05 per Exchange Warrant, at the option of the Company, upon 30 days' written notice, at any time after the last sale price of the Company's Common Stock has been at least 150% of the then effective exercise price of the Exchange Warrants for 20 consecutive business days ending within 15 days of the notice of redemption.

      From September 29, 1993 until September 30, 1994, the Public Warrants traded on the Nasdaq National Market under the symbol MPROW. Since September 30, 1994 , the Public Warrants have been quoted on the OTC Bulletin Board under the symbol EPPHW. The following table presents quarterly information on the high and low sale prices of the Public Warrants based on closing transactions until September 30, 1994 as reported by the Nasdaq National Market, and bid prices of the Public Warrants since that date as quoted on the OTC Bulletin Board during each specified period:

                1996 Prices      1995 Prices             1994 Prices
                -----------      -----------             -----------
                High     Low     High       Low         High        Low
                ----     ---     ----       ---         ----        ---
First Quarter   0.1      0.09    0.015625   0.015625    1.75        0.075

Second Quarter  0.5      0.125   0.03125    0.03125     1.3125      0.75

Third Quarter   0.25     0.125   0.046875   0.03125     1.00        0.375

Fourth Quarter  0.21875  0.125   0.03125    0.03125     0.078125    0.015625

      To the Company's knowledge, there have been no transactions involving the Public Warrants effected during the past 40 business days by the Company, any executive officer or director of the Company or any other person in control, directly or indirectly, of the Company.

PURPOSE OF THE EXCHANGE OFFER

      The purpose of the Company's offer to exchange the Public Warrants for the Exchange Warrants is to provide the holders of the outstanding Public Warrants with an opportunity to profit from the purchase thereof. The exercise price of the Exchange Warrants reflects more closely the current market value of the Company's Common Stock. Accordingly, the Company believes that holders of Exchange Warrants will have a better opportunity to exercise their warrant rights. The exchange also increases the likelihood that the Company will realize cash proceeds from the exercise of warrants for use in the Company's operations. To the extent that any Public Warrants are exchanged by the Company at the option of the holders thereof, such Public Warrants will be retired.

FINANCIAL INFORMATION ABOUT THE COMPANY

      Reference is hereby made to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, filed with the Commission on April 11, 1996, and the Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1996, filed with the Commission on May 10, 1996, for the quarter ended
June 30, 1996, filed with the Commission on August 13, 1996 and for the fiscal quarter ended September 30, 1996, filed with the Commission on November 14, 1996, all of which are incorporated by reference herein.

ADDITIONAL INFORMATION

      There are no applicable regulatory requirements which must be complied with or approvals which must be obtained in connection with the possible exchange by the Company for Public Warrants other than compliance with Section 13(e)(1) of the Securities Exchange Act of 1934, as amended, and Rules 13e-1 and 13e-4 promulgated thereunder and applicable state securities laws.

      The Company will provide, without charge, to each person to whom a copy of this notice is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests, including a request for any additional information regarding this notice or the exchange procedures described herein, should be directed to Sanford S.
Zweifach, President and Chief Financial Officer of the Company, 1725 220th Street, S.E. No. 104, Bothell, Washington 98021, (206) 485-8566.